Exhibit 99.1

N E W S

Contacts: Paul Arling (UEI) 714.820.1000 Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Third Quarter 2008
Financial Results
– Posts Sales of $76.5 Million and Net Income of $4.0 Million –
CYPRESS, CA — November 6, 2008 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the third quarter and nine months ended September 30, 2008.
“In this tough economic environment, we continue to deliver sales growth while executing our long term goal of increasing market share,” stated Paul Arling, UEI’s Chairman and CEO. “While softness in the European retail market is having an impact on sales, specifically in the Consumer Business, we are continuing to demonstrate the strength of our company, as represented by year-over-year growth of 11% in the third quarter and our projections for our full year 2008 to grow between 6% and 8% over last year.”
“During the quarter, we continued to increase our market share with existing customers and execute growth strategies that further increase our leading position in the market. We are well positioned to benefit from growth in our core markets and are excited to further penetrate international markets such as Asia. We signed an agreement with a leading telecommunications company in India to supply wireless devices for its service rollout. This is a significant step toward increasing our presence in Asia, and we will continue to evaluate opportunities for increasing our presence in that region,” concluded Arling.
Quarterly Financial Results: Third Quarter 2008 Compared to Third Quarter 2007
•	Net sales were $76.5 million, compared to $69.0 million.
•	Business Category revenue was $61.3 million, compared to $55.9 million. The Business Category contributed 80% of total net sales, compared to 81%.

•	Consumer Category revenue was $15.2 million, compared to $13.1 million. The Consumer Category contributed 20% of total net sales, compared to 19%.
•	Gross margins were 32.6%, compared to 37.3%.

•	Total operating expenses were $19.0 million, compared to $19.5 million.

•	Net income was $4.0 million, or $0.28 per diluted share, compared to $4.9 million, or $0.32 per diluted share.

•	At September 30th, the cash and cash equivalents balance was $75.9 million.
Bryan Hackworth, UEI’s CFO, commented, “We expected our third quarter gross margin to be 35.0% of sales plus or minus one point. However, it was 32.6%, negatively impacted by the shortfall in our higher margin European retail sales accounting for a lower than expected percentage of our total sales. In addition, in these difficult economic times, customers gravitated towards more value-oriented products, also yielding lower gross margins.”

Nine-month Period Financial Results ended with September 30: 2008 Compared to 2007
•	Net sales were $208.4 million, compared to $206.5 million.

•	Gross margins were 34.0%, compared to 36.2%.

•	Operating income was $13.0 million, compared to $18.4 million.

•	Net income was $10.0 million, or $0.68 per diluted share, compared to $14.1 million, or $0.93 per diluted share.
Hackworth added, “At the quarter close, we had cash and cash equivalents of $75.9 million and continued to be debt free. Our strong financial foundation will enable us to pursue opportunities in the marketplace to fuel long-term growth. Looking to the near term, due to the impact of the European retail market, we have adjusted our 2008 guidance. Even taking this into consideration, due to strong Business Category performance, we still anticipate record sales and earnings in the fourth quarter.”
Financial Outlook
For the fourth quarter of 2008, net sales are expected to range between $81 million and $85 million, compared to $66.2 million in the fourth quarter of 2007. Management expects Business Category sales to range from $67 million to $70 million, compared to $48.1 million in 2007, and Consumer Category sales to range from $13 million to $16 million, compared to $18.2 million in 2007. Gross margins for the fourth quarter of 2008 are expected to be approximately 32.5% of sales plus or minus one point. Operating expenses are expected to be between $18 million and $18.6 million, including employee stock based compensation charges of approximately $733,000, and the tax rate is expected to be between 30.5% and 32.5% of pre-tax income. GAAP earnings per diluted share are expected to range from $0.44 to $0.50, compared to $0.40 per diluted share in the fourth quarter of 2007.
Management now expects full year 2008 net sales to grow between 6% and 8%, reaching between $289.4 million and $293.4 million, up from $272.7 million in the full year 2007. Business Category revenue is expected to increase 9% to 10% and Consumer Category revenue is expected to be flat to a decrease of 5%. Operating expenses are expected to be between $75.9 million and $76.5 million, and the tax rate is expected to range from 33% to 35% of pre-tax income, resulting in GAAP EPS between $1.11 and $1.17 per diluted share, a decrease of 12% to 17% over the $1.33 per diluted share earned in 2007.
Recent Highlights
•	Signed an agreement with a leading telecommunications company in India to provide wireless devices for its service rollout.

•	Introduced Xsight™, a new line up of advanced retail remotes under the One For All® brand for distribution outside North America, at the IFA Consumer Electronics Show in Berlin Germany.

•	Began shipping Delta remotes to set-top box manufacturers; deployment expected to continue in 2009.

•	Expanded relationship with Onkyo to ship additional models of universal remotes with various products in its line-up.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, November 6, 2008 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its third quarter 2008 earnings results, review the quarterly activity and answer questions. To participate in the U.S. please dial 800-622-9917 and internationally dial 706-645-0366 approximately 10 minutes prior to the start of the conference. The live call can also be accessed over the Internet through UEI’s Web site at www.uei.com and will be available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 68335008.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development, ordering, delivery and market acceptance of products and technologies identified in this release; the Company’s continued ability to design products in a fashion that results in its technology being accepted by the Company’s customers and the end users; the continued growth in the markets identified in this release to occur as anticipated by management; the continued strength and growth of the Company and of its customers, including those recently announced; the success of the new contracts and business relationships as identified in this release; the continued softness in our worldwide markets due to the current economic environment; and other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow -

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$75,860	$86,610
Accounts receivable, net	60,612	60,146
Inventories, net	40,549	34,906
Prepaid expenses and other current assets	2,606	1,874
Deferred income taxes	2,828	2,871

Total current assets	182,455	186,407
Equipment, furniture and fixtures, net	8,905	7,558
Goodwill	10,782	10,863
Intangible assets, net	5,663	5,700
Other assets	387	369
Deferred income taxes	6,860	6,388

Total assets	$215,052	$217,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,322	$29,382
Accrued sales discounts, rebates and royalties	5,145	4,671
Accrued income taxes	1,398	1,720
Accrued compensation	3,076	3,737
Other accrued expenses	7,482	6,567

Total current liabilities	54,423	46,077
Long-term liabilities:
Deferred income taxes	138	127
Income tax payable	1,506	1,506
Other long-term liabilities	1,118	1,333

Total liabilities	57,185	49,043

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 18,677,378 and 18,547,019 shares issued at September 30, 2008 and December 31, 2007, respectively	187	185
Paid-in capital	119,329	114,441
Accumulated other comprehensive income	7,290	11,221
Retained earnings	98,481	88,508

	225,287	214,355
Less cost of common stock in treasury, 4,871,965 and 3,975,439 shares at September 30, 2008 and December 31, 2007, respectively	(67,420)	(46,113)

Total stockholders’ equity	157,867	168,242

Total liabilities and stockholders’ equity	$215,052	$217,285

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$76,532	$68,961	$208,407	$206,458
Cost of sales	51,604	43,224	137,532	131,754

Gross profit	24,928	25,737	70,875	74,704
Research and development expenses	1,985	2,070	6,302	6,661
Selling, general and administrative expenses	17,033	17,393	51,623	49,611

Operating income	5,910	6,274	12,950	18,432
Interest income, net	859	879	2,649	2,199
Other (expense) income, net	(417)	13	(237)	134

Income before provision for income taxes	6,352	7,166	15,362	20,765
Provision for income taxes	(2,347)	(2,251)	(5,389)	(6,667)

Net income	$4,005	$4,915	$9,973	$14,098

Earnings per share:
Basic	$0.29	$0.34	$0.71	$0.98

Diluted	$0.28	$0.32	$0.68	$0.93

Shares used in computing earnings per share:
Basic	13,919	14,508	14,144	14,358

Diluted	14,420	15,280	14,643	15,149

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash provided by operating activities:
Net income	$9,973	$14,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,365	3,264
Provision for doubtful accounts	107	25
Provision for inventory write-downs	1,695	1,555
Provision (benefit) for deferred income taxes	(446)	674
Tax benefit from exercise of stock options	416	2,518
Excess tax benefit from stock-based compensation	(337)	(1,833)
Shares issued for employee benefit plan	443	539
Stock-based compensation	3,307	2,583
Changes in operating assets and liabilities:
Accounts receivable	(1,600)	(6,285)
Inventories	(8,060)	(6,594)
Prepaid expenses and other assets	(814)	24
Accounts payable and accrued expenses	9,346	9,650
Accrued income taxes	(250)	(3,600)

Net cash provided by operating activities	18,145	16,618

Cash used for investing activities:
Acquisition of equipment, furniture and fixtures	(4,803)	(3,025)
Acquisition of intangible assets	(1,058)	(1,137)

Net cash used for investing activities	(5,861)	(4,162)

Cash (used for) provided by financing activities:
Proceeds from stock options exercised	983	9,535
Treasury stock purchased	(21,565)	(9,426)
Excess tax benefit from stock-based compensation	337	1,833

Net cash (used for) provided by financing activities	(20,245)	1,942

Effect of exchange rate changes on cash	(2,789)	4,025

Net increase in cash and cash equivalents	(10,750)	18,423
Cash and cash equivalents at beginning of period	86,610	66,075

Cash and cash equivalents at end of period	$75,860	$84,498